Exhibit 5.1

[Letterhead of Coudert Brothers LLP]

July 24, 2002

UCBH Holdings, Inc.
711 Van Ness Avenue
San Francisco, California 94102

Re:   UCBH Holdings, Inc.
                                  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as counsel to UCBH Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement of the Company on Form S-3 (the “Registration Statement”), filed on July 24, 2002, with the Securities and Exchange Commission (the “Commission”), relating to the resale of up to 1,409,130 shares of its common stock, $0.01 par value per share (the “Shares”). Subject to approval by applicable bank regulatory authorities, the Shares are issuable to certain shareholders of Bank of Canton of California (“BCC”). Pursuant to the terms of six separate, but substantially similar stock purchase agreements, all dated May 29, 2002 (the “Purchase Agreements”) between the Company and each shareholder (collectively the “Stockholders”), the Stockholders irrevocably committed to exchange all of the common stock of BCC held by such Stockholders for a total of $51,250,000 worth of UCBH common stock. All Stockholders are residents of Taiwan.

     We have examined originals, or copies identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and of such other instruments as we have deemed relevant or necessary for the purpose of this opinion.

     In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, and we have assumed the genuineness of the signatures of the respective parties to such documents.

     Based upon the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable, and, when issued in accordance with the terms of the Purchase Agreements, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We are members of the bar of the State of California and we express no opinion as to any laws other than the Federal laws of the United States of America and the laws of the States of Delaware and California.

     We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related prospectus and any prospectus supplement under the heading “Legal Matters.”

Very truly yours,

/s/ Coudert Brothers LLP

COUDERT BROTHERS LLP